NEWS RELEASE

Cardtronics Provides COVID-19-Related Business Update

HOUSTON, April 1, 2020 – Cardtronics plc (Nasdaq: CATM) (“Cardtronics” or the “Company”), the world’s largest ATM owner/operator, today announced business updates in connection with the continued spread of COVID-19. As a result of the current unprecedented conditions across all of our markets, the Company is withdrawing its financial outlook for the fiscal year ending December 31, 2020.

“As we navigate the impacts of COVID-19 on Cardtronics, we continue to act in the interest of the health and safety of our employees, partners, customers, and fellow citizens, while maintaining our focus on ensuring the long-term success and stability of the company and our employees,” stated Cardtronics CEO Edward H. West. “We have been closely monitoring the COVID-19 pandemic and its impact on our organization. I am proud of the planning and actions the Cardtronics team has taken to date to continue to serve our customers and provide access to cash in the communities we serve around the world.”

West continued, “While this unprecedented event is adversely impacting our business, Cardtronics remains in a solid financial position with strong liquidity. In the near term, we are carefully managing expenses and have made some significant cost reductions, altered capital spending plans, and suspended our opportunistic share buyback program to optimize cash flow for the current environment.

Now more than ever, our ATM network, mostly located in convenient pharmacy, big-box, grocery, and convenience store locations, provides a critical access point for cash for a significant portion of the population in the communities we serve. We remain confident in the long-term opportunities for our business, powered by our unique network of ATMs, which provides value for retailers, financial institutions, and consumers. We believe that we are well-positioned to capitalize on the continued transformation in banking and consumer financial services, which could accelerate as a result of this crisis.”

Business Update

The first quarter into early March showed continued solid momentum, in line with our strong performance in the second half of 2019. However, starting in mid-March, the Company experienced decreases in transaction volumes of varying degrees across our network, depending on location. We saw this trend accelerate in the last week of March as most of the geographies in which we operate initiated travel restrictions and stay at home orders that have hurt in-person commerce.

For example, on our Company-owned ATMs in the U.S. we have seen more significant impacts on transactions in the COVID-19 “hot spot” areas, such as San Francisco and New York. However, our U.S. business is highly dispersed from a geographic concentration perspective, with the top 20 markets by population representing less than 40% of our total U.S. transactions on our owned fleet. The Company could see continued or further declines in transactions across the enterprise due to the effects of COVID-19 and the related shelter-in-place orders and does not expect to see a material improvement in transactions until these orders are lifted and consumer-based commerce improves.

Financial Position

The Company has prioritized debt pay down over the last few years and continues to operate with a solid balance sheet. As of March 27, the company had approximately $600 million in cash reflecting the full utilization of available borrowings under its $750 million revolving credit facility.

Update on 2020 Outlook

As a result of the current unprecedented conditions across all of our markets due to the impact of COVID-19, the Company is withdrawing its financial outlook for the fiscal year ending December 31, 2020. Cardtronics will provide further updates on the business on its first-quarter 2020 earnings call.
ABOUT CARDTRONICS (Nasdaq: CATM)
Cardtronics is the trusted leader in financial self-service, enabling cash transactions at approximately 285,000 ATMs across 10 countries in North America, Europe, Asia-Pacific, and Africa. Leveraging our unmatched scale, expertise and innovation, top-tier merchants and businesses of all sizes use our ATM solutions to drive growth, in-store traffic, and retail transactions. Financial services providers rely on Cardtronics to deliver superior service at their own ATMs, on Cardtronics ATMs where they place their brand, and through Cardtronics' Allpoint Network, the world’s largest surcharge-free ATM network, with over 55,000 locations. As champions of cash, Cardtronics converts digital currency into physical cash, driving payments choice for businesses and consumers alike.
Contact Information:

Media Relations Lisa Albiston VP Public Relations and Communications 832-308-4000 corporatecommunications@cardtronics.com	Investor Relations Brad Conrad EVP – Treasurer 832-308-4000 ir@cardtronics.com
For more information, please visit: www.cardtronics.com www.allpointnetwork.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended and are intended to be covered by the safe harbor provisions thereof. These forward-looking statements are based on management’s current expectations and beliefs concerning future developments and their potential effect on the Company, including with respect to the impact of COVID-19 on the Company’s business, the duration of the impact and the Company’s ability to mitigate such impacts, and there can be no assurance that future developments affecting the Company will be those that are anticipated. The Company’s forward-looking statements involve significant risks and uncertainties (some of which are beyond its control) and assumptions that could cause actual results to differ materially from its historical experience and present expectations or projections. Risk factors that may affect the Company’s results are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, and those set forth from time-to-time in other filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements contained in this press release, which speak only as of the date of this press release. Except as required by applicable law, the Company undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events, or otherwise.
Cardtronics is a registered trademark of Cardtronics plc and its subsidiaries.
All other trademarks are the property of their respective owners.

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